EXHIBIT 1
                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                      SCHNITZER STEEL INDUSTRIES, INC.,

                          PROLER INTERNATIONAL CORP.,

                                      AND

                          PIC ACQUISITION CORPORATION

                         AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER made as of September 15, 1996 (the "Agreement") is among Schnitzer Steel Industries, Inc., an Oregon corporation ("Schnitzer"), Proler International Corp., a Delaware corporation ("Proler"), and PIC Acquisition Corporation, a Delaware corporation ("Sub").

                                   RECITALS

      A. Sub is a direct, wholly-owned subsidiary of Schnitzer, formed solely for the purposes of the transactions contemplated by this Agreement.

      B. The Boards of Directors of Schnitzer, Sub, and Proler have determined that it is advisable and in the best interests of their respective stockholders to enter into a business combination as described in this Agreement.

      C. In furtherance of such combination it is proposed that (i) Sub conduct a cash tender offer pursuant to the terms and conditions of this Agreement for all of the outstanding shares of Common Stock, $1.00 par value per share, of Proler (each, a "Share," and collectively, the "Shares") and the associated Stock Rights (the "Rights") issued pursuant to the Rights Agreement dated as of February 28, 1996 between Proler and KeyCorp Shareholder Services, Inc. (the "Rights Agreement") (such cash tender offer, as described in more detail in
Article 1 below, the "Offer"), and (ii) that upon consummation of the Offer, Sub merge with and into Proler pursuant to the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the terms and conditions of this Agreement (such merger, as described in more detail in Article below, the "Merger").

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained in this Agreement, the parties agree as follows:


                                   ARTICLE 1

                                   THE OFFER

      1.1   THE OFFER.

                  (a) Provided that this Agreement has not been terminated in accordance with Article of this Agreement and subject to the conditions and events set forth in ANNEX A to this Agreement (the "Offer Conditions"), as promptly as practicable but in no event later than five
      (5) business days after the execution date of this Agreement, Sub will commence (within the meaning of Rule 14d-2(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a cash tender offer to purchase all of the Shares (and the associated Rights) for $7.50 per Share (and associated Right), net to the seller in cash (less any required withholding of taxes) (as such may be increased by Sub from time to time, the "Offer Price"). The terms of the Offer will provide that, subject to Sub's right to extend the Offer pursuant to Section (b) below, the Offer will expire on the date that is twenty (20) business days from the date the Offer is commenced (such date, or the date through which the Offer may be extended pursuant to Section (b) below, the "Expiration Date").

                  (b) Sub may in its sole discretion increase the Offer Price, but Sub may not without the prior written consent of Proler, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer,
      (iv) add to or modify the Offer Conditions or (v) otherwise amend the Offer in any manner adverse to Proler's stockholders. Notwithstanding the foregoing, Sub may, without Proler's consent (x) extend the Offer for an aggregate total of not more than twenty-five (25) business days from the original Expiration Date contemplated by Section (a), if at such original Expiration Date any of the Offer Conditions have not been satisfied or waived; (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC"); or (z) extend the Offer for no more than five (5) business days beyond the original Expiration Date contemplated by Section
      (a) in the event that the Offer Conditions have been satisfied but less than ninety percent (90%) of the Shares have been tendered pursuant to the Offer.

                  (c) On the date the Offer is commenced, Sub will file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 will contain as an exhibit or incorporate by reference the Offer to Purchase (or portions thereof) and form of the related letter of transmittal and summary advertisement to be used in connection with the Offer (the Schedule 14D-1 and such other documents, together with any supplements thereto or amendments thereof, being referred to herein collectively as the "Offer Documents"). Proler will provide to Sub in writing all information regarding Proler necessary for the preparation of the Offer Documents, and Proler and its counsel will be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC and distributed to Proler's stockholders. Sub will provide to Proler and its counsel any comments that Sub receives (directly or through its counsel) from the SEC or its staff with respect to the Offer Documents promptly after receiving such comments. Sub and Proler will each promptly correct any information provided by it for use in the Offer Documents if and to the extent that it has become false or misleading in any material respect, and Sub will promptly amend and supplement the Offer Documents if and to the extent that they have become false or misleading in any material respect and will promptly cause the Offer Documents as so amended and supplemented to be filed with the SEC and to be

                                        2

      disseminated to Proler's stockholders, in each case as and to the extent required by applicable federal securities laws.

                  (d) Subject only to the Offer Conditions, in accordance with the terms of the Offer, Sub will, and Schnitzer will cause Sub to, accept for payment all Shares validly tendered and not withdrawn (the "Tendered Shares") as soon as legally permissible after commencement of the Offer, and pay for all Tendered Shares as promptly as practicable thereafter. Schnitzer will provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

      1.2   ACTIONS BY PROLER.

                  (a) Proler hereby consents to the Offer and represents and warrants that its Board of Directors (the "Proler Board"), at a meeting duly called and held on September 15, 1996 unanimously has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, are fair to and in the best interests of Proler's stockholders,
      (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, and (iii) resolved to recommend that the stockholders of Proler accept the Offer, tender their Shares to Sub and, if required by applicable law, approve the transactions contemplated hereby. Proler has been advised by each of its directors that each such person intends to tender all Shares, if any, that he or she owns pursuant to the Offer. Proler further represents and warrants that J.C. Bradford & Co. has delivered to the Proler Board its written opinion dated September 15, 1996 to the effect that, as of the date of such opinion, the amount of the Offer Price and the Merger Consideration (as defined in Section below) are fair to Proler's stockholders from a financial point of view. J.C. Bradford & Co. has agreed to permit the inclusion of its fairness opinion in the Offer Documents and the Schedule 14D-9 referred to below and the Proxy Statement referred to in Section (b), and Proler consents to the inclusion in the Offer Documents of the recommendations of the Proler Board described in this Section .

                  (b) As soon as practicable following Sub's filing of the
      Schedule 14D-1, Proler will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the Proler Board's recommendation described in Section
      (a) and will promptly disseminate the Schedule 14D-9 to Proler's stockholders. Sub and its counsel will be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC and disseminated to Proler's stockholders. Proler will provide to Sub and its counsel any comments that Proler receives (directly or through its counsel) from the SEC or its staff with respect to the Schedule 14D-9 promptly after receiving such comments.

                                      3

                  (c) Proler will promptly furnish Sub with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and furnish Sub with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Sub or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Schnitzer and Sub and their agents will hold in confidence the information contained in any such labels, listings, and files, will use such information only in connection with the Offer and the Merger, and if this Agreement is terminated, will upon Proler's request deliver and will use their best efforts to cause their agents to deliver to Proler all copies of and any extracts or summaries from such information then in their possession and control.

      1.3   DESIGNATION OF DIRECTORS OF PROLER FOLLOWING COMPLETION OF OFFER.

                  (a) Promptly upon Sub's consummation of the Offer, Sub will be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate that number (rounded up to the next greatest whole number) of directors on the Proler Board that is equal to the product of the total number of directors on the Proler Board multiplied by the percentage that the aggregate number of Shares beneficially owned by Sub or any affiliate of Sub (including for purposes of this Section such Shares as are accepted for payment pursuant to the Offer but excluding Shares held by any Proler Entity (as that term is defined in the introduction to Article 3 below)) bears to the number of Shares outstanding. Proler will cause (i) each committee of the Proler Board, (ii) the board of directors of each subsidiary of Proler, and (iii) each committee of such board to include persons designated by Sub constituting the same percentage of each such committee or board as Sub's designees are of the Proler Board. Proler will, upon request by Sub, promptly increase the size of the Proler Board or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Sub designees to be elected to the Proler Board and to cause Sub's designees to be so elected. Nothing in this Section will require Proler to elect any person a director if such election would violate applicable law. After the time that Sub's designees constitute a majority of the Proler Board, any action on the part of Proler with respect to this Agreement or any of the transactions contemplated hereby will require the vote of a majority of the directors who are not designees of Sub.

                  (b) Subject to applicable law, Proler will promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section and will include in the Schedule 14D-9 disseminated to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Sub has not theretofore designated directors) such information with respect to Proler and
                                        4

      its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section . Schnitzer and Sub will supply to Proler and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                                   ARTICLE 2

                                  THE MERGER

      2.1 THE MERGER. Pursuant to the DGCL, and subject to and in accordance with the terms and conditions of this Agreement, Sub will be merged with and into Proler as soon as practicable following the satisfaction or waiver of the conditions set forth in Article of this Agreement.

      2.2   STOCKHOLDERS' MEETING; PROXY STATEMENT.

                  (a) If required by applicable law in order to consummate the Merger, Proler will, in accordance with Delaware law and Proler's Certificate of Incorporation and Bylaws, call and hold a special meeting of its stockholders (the "Stockholders' Meeting") as soon as practicable following the date on which the Offer is consummated for the purpose of approving the Merger. Subject to Section , the Proler Board will recommend to its stockholders that the Merger be approved, and Proler will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Merger ("Stockholder Approval"), and will take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware law to obtain such consents.

                  (b) Proler will, as soon as practicable following the consummation of the Offer, prepare and file a preliminary Proxy Statement to solicit Stockholder Approval (the "Proxy Statement") with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement, as finalized, to be mailed to Proler's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. Sub and Schnitzer will provide to Proler in writing all information regarding Sub and Schnitzer necessary for the preparation of the Proxy Statement. Proler will notify Schnitzer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Schnitzer with copies of all correspondence between Proler or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time before the Stockholders' Meeting there occurs any event that should be set forth in an amendment or supplement to the Proxy Statement, Proler will promptly prepare and mail to its stockholders such an amendment or supplement. Proler will not mail any Proxy Statement, or any amendment or supplement thereto, to which Schnitzer reasonably objects. The Proxy Statement will
                                        5

      include the Proler Board's recommendation that Proler's stockholders grant proxies to approve the Merger; provided, however, that such recommendation may be withdrawn, modified, or amended if and to the extent the Proler Board determines, in good faith after consultation with outside legal counsel, that a failure to do so would be contrary to its fiduciary obligations.

      2.3 MERGER WITHOUT STOCKHOLDERS' MEETING. Notwithstanding any other provision in this Agreement, if Schnitzer, Sub, or any affiliate of either of them beneficially owns at least 90% of the outstanding Shares, the parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Expiration Date, but in no event later than ten business days thereafter, without a meeting of stockholders of Proler in accordance with Section 253 of the Delaware General Corporation Law.

      2.4 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all of the conditions to the Merger set forth in Article of this Agreement, a Certificate of Merger or Certificate of Ownership and Merger, as the case may be, prepared in accordance with the applicable provisions of the DGCL (the "Certificate of Merger") will be executed and filed with the Secretary of State of the State of Delaware. The Merger will be effective on the date and at the time (the "Effective Time") when the Certificate of Merger or Certificate of Ownership and Merger, as the case may be, has been accepted for filing by the Secretary of State of the State of Delaware.

      2.5 EFFECT OF MERGER. At the Effective Time, Sub will be merged with and into Proler in the manner and with the effect provided by the DGCL, the separate corporate existence of Sub will cease and thereupon Sub and Proler will be a single corporation (the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware.

      2.6 CERTIFICATE OF INCORPORATION, ETC. In addition to the effects identified in Section :

            2.6.1 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Proler as in effect at the Effective Time will be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until each has been duly amended (subject to Section ) in accordance with the terms thereof and of the DGCL;

            2.6.2 DIRECTORS. The directors of Sub at the Effective Time will be the directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws; and

            2.6.3 OFFICERS. The officers of Sub at the Effective Time will be the officers of the Surviving Corporation and will hold office from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                        6

      2.7 EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES. The manner and basis of canceling or converting shares of Proler or Sub will be as follows:

            2.7.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of the Shares or any shares of capital stock of Sub:

                  2.7.1.1 CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub will be converted into and become one fully paid and nonassessable share of Proler Common Stock.

                  2.7.1.2 CANCELLATION OF TREASURY STOCK AND SCHNITZER OWNED STOCK. Each Share (and associated Right) that is owned by Proler or by any subsidiary of Proler and each Share (and associated Right) that is owned by Schnitzer, Sub, or any other subsidiary of Schnitzer will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

                  2.7.1.3 CONVERSION OF PROLER SHARES. Subject to Section , each Share (and associated Right) issued and outstanding (other than shares to be canceled in accordance with Section ) will be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (such amount referred to in connection with the Merger as the "Merger Consideration"). As of the Effective Time, all such Shares (and associated Rights) will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such Shares (and Rights) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                  2.7.1.4 SHARES OF DISSENTING STOCKHOLDERS. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares (and associated Rights) held by any stockholder (a "Dissenting Stockholder") who has not voted such Shares in favor of or consented to the Merger and who complies with all the provisions of Section 262 of the DGCL concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") will not be converted as described in Section but will become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his or her demand for appraisal or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to DGCL, his or her Shares will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. Proler will give Schnitzer (i) prompt notice of any demands for appraisal of Shares received by Proler and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Proler will not, without the prior written consent of Schnitzer, make any payment with respect to, or settle, offer to settle, or otherwise negotiate, any such demands.
                                      7

                  2.7.1.5 WITHHOLDING TAX. The right of any stockholder to receive the Merger Consideration will be subject to and reduced by the amount of any required tax withholding obligation.

            2.7.2 EXCHANGE OF CERTIFICATES.

                  2.7.2.1 PAYING AGENT. Before the Effective Time, Schnitzer and Proler will designate a mutually acceptable bank or trust company to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, before or after the Effective Time, Schnitzer will make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to Section , it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement will be turned over to Schnitzer.

                  2.7.2.2 EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent will mail to each holder of record of a certificate or certificates that immediately before the Effective Time represented Shares (the "Certificates"), (i) a notice (advising the holders that the Merger has become effective) and a letter of transmittal in customary and appropriate form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Schnitzer, together with such letter of transmittal, properly completed and duly executed, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate have been converted pursuant to Section , and the Certificate so surrendered will be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of Proler, payment may be made to a Person (as defined in Section below) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is properly endorsed or otherwise is in proper form for transfer and the Person requesting such payment pays any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section , each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate will have been converted pursuant to Section . No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                  2.7.2.3 NO FURTHER OWNERSHIP RIGHTS IN PROLER COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of Section will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore

                                        8

represented by such Certificates. At the Effective Time, the stock transfer books of Proler will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they will be canceled and exchanged as provided in Section .

                  2.7.2.4 NO LIABILITY. None of Schnitzer, Sub, Proler, or the Paying Agent will be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law. As used in this Agreement, the term "Person" means any individual, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, cooperative or other association, Governmental Entity (as defined in Section (b) below), or any other organization.

                  2.7.2.5 LOST, STOLEN, OR DESTROYED CERTIFICATES. In the event that any Certificate will have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed, Proler will issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Agreement; PROVIDED, HOWEVER, that Proler may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Certificate to give Proler a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Proler with respect to the certificate alleged to have been lost, stolen, or destroyed.

      2.8 CONVERSION OF PROLER STOCK OPTIONS; RESTRICTED STOCK. Before the Effective Time, Proler will use its best efforts to obtain the cancellation of all stock options, vested and unvested, outstanding under Proler's 1988 Stock Option Plan as amended (the "1988 Plan") with an exercise price less than the amount of the Merger Consideration in exchange for a payment to the optionee of an amount per option share equal to the difference between the exercise price for such share and the amount of the Merger Consideration. In accordance with the 1988 Plan and Proler's 1994 Non-Employee Director Stock Option Plan (the "1994 Plan"), a holder of any options outstanding as of the Effective Time will be entitled to receive, upon exercise of such options in accordance with the 1988 Plan or the 1994 Plan, as the case may be, an amount equal to the Merger Consideration such holder would have been entitled to receive in the Merger if he had been the holder of the shares of Common Stock that he would otherwise have received upon exercise of the options, and will have no right to receive any stock of Proler upon such exercise. Before the Effective Time, Proler will use its best efforts to obtain the cancellation of all unvested rights to receive in the future shares of Common Stock pursuant to Proler's 1993 Incentive Compensation Plan in exchange for payment to the holders of such rights of an amount per share equal to the amount of the Merger Consideration.

      2.9 CLOSING. Unless this Agreement has been terminated and the transactions contemplated by it have been abandoned pursuant to Article , the closing of the Merger (the "Closing") will take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300,

                                        9

Portland, Oregon 97204, at 10:00 a.m. on the date when the last of the conditions set forth in Article hereof (other than conditions that by their terms are to occur at Closing) will have been fulfilled or waived or on such other date as Schnitzer and Proler may agree (the "Closing Date").

                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES

      In this Agreement, any reference to any event, change, effect or agreement being "material" with respect to any entity or group of entities means any material event, change, effect or agreement related to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of such entity or group of entities taken as a whole. The term "Material Adverse Effect" used in connection with a party or any of such party's subsidiaries or joint ventures means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or results of operations of such party, its subsidiaries and joint ventures taken as a whole, provided that a Material Adverse Effect will not include any adverse effect resulting from general economic conditions. As used in this Agreement, the term "Proler Entity" (and collectively, the "Proler Entities") means (i) Proler, (ii) Hugo Neu Proler Company together with each of its subsidiaries and any other entity used in connection with its business in which Proler or any Proler subsidiary has an interest, (iii) Prolerized New England Company, together with Proleride Transport Systems, Inc. and any other entity used in connection with the business of Prolerized New England Company in which Proler or any Proler subsidiary has an interest, (iv) Prolerized- Schiabo Neu Company together with each of its subsidiaries and any other entity used in connection with its business in which Proler or a Proler subsidiary has an interest, (v) Proler's wholly-owned direct or indirect subsidiaries and (vi) any other entity in which Proler or any subsidiary has an ownership interest through a joint venture or other enterprise. The entities described in clauses (ii), (iii) and (iv) of the preceding sentence are hereinafter referred to as the "Joint Ventures." For purposes of this Agreement, "to the knowledge of Proler" or words of similar import mean actual knowledge of any executive officer of Proler.

      3.1 PROLER'S REPRESENTATIONS AND WARRANTIES. Proler represents and warrants to Schnitzer and Sub as follows:

            3.1.1 CORPORATE EXISTENCE AND AUTHORITY. Proler is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Proler has the full corporate power and authority to enter into this Agreement and carry out its terms. Except for the approval of its stockholders, if required, Proler has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Proler and is binding upon and enforceable against Proler in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be

                                      10

limited by principles of equity governing specific performance, injunctive relief, or other equitable remedies.

            3.1.2 NO ADVERSE CONSEQUENCES. Except as set forth on SCHEDULE 3.1.2, neither the execution and delivery of this Agreement by Proler nor the consummation of the transactions contemplated by this Agreement will:

                  (a) violate or conflict with any provision of Proler's certificate of incorporation or bylaws;

                  (b) violate any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court, legislature, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") applicable to any Proler Entity, except as such would not have a Material Adverse Effect, individually or in the aggregate;

                  (c) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to any Proler Entity under, or constitute a default under any agreement, instrument, license, or permit to which any Proler Entity is a party or by which any Proler Entity is bound, except as such would not have a Material Adverse Effect, individually or in the aggregate; or

                  (d) require any notices to or consent of any third party, including without limitation any Governmental Entity.

            3.1.3 CAPITALIZATION. Proler has authorized capital stock consisting of 15,000,000 shares of Proler Common Stock, of which 4,717,356 shares were outstanding on September 15, 1996 and 500,000 shares of preferred stock, par value $1.00, none of which is outstanding. Proler has 6,057 shares of Common Stock in treasury as of the execution date of this Agreement. Options to purchase 140,845 shares were outstanding on September 15, 1996 under grants made pursuant to the 1988 Plan and the 1994 Plan (collectively, the "Proler Stock Plans"). All of the outstanding shares of capital stock of Proler have been duly authorized and are validly issued, fully paid, and nonassessable, and no shares were issued in violation of preemptive or similar rights of any stockholder or in violation of any applicable securities laws. Except as set forth above, there are no shares of capital stock of Proler authorized, issued, or outstanding, and, except for options granted pursuant to the Proler Stock Plans and the Rights, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements or commitments of Proler of any character relating to the issued or unissued capital stock or other securities of Proler. There are no outstanding obligations of Proler to repurchase, redeem, or otherwise acquire any of the Shares.
                                       11

            3.1.4 SUBSIDIARIES AND JOINT VENTURES. Except as disclosed on
SCHEDULE 3.1.4, Proler has no subsidiaries and owns no stock or other interest in any other corporation or in any partnership or limited liability company, or other venture or entity. Each subsidiary of Proler and each joint enterprise in which Proler has an interest is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation.

            3.1.5 SEC REPORTS AND FINANCIAL STATEMENTS. Proler has filed with the SEC, and has made available to Schnitzer true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it since December 31, 1994 under the Exchange Act or the Securities Act of 1933 (the "Securities Act") (each of such forms, reports, schedules, statements, and other documents, to the extent filed and publicly available before the date of this Agreement, other than preliminary filings, is referred to as a "Proler SEC Document"). Each Proler SEC Document, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of all Proler Entities included in the Proler SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Proler and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

            3.1.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by any Proler Entity specifically for inclusion or incorporation by reference in (i) the Offer Documents; (ii) the Schedule 14D-9; (iii) the information to be filed by Proler in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9, and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9, and the Information Statement are filed with the SEC or first published, sent, or given to Proler's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to Proler's stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Proler with respect to statements made or incorporated by reference therein based on information supplied by Schnitzer or Sub in writing specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement, and the Proxy Statement
                                      12

will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

            3.1.7 LEGAL PROCEEDINGS. Except as disclosed in SCHEDULE 3.1.7, there is neither pending nor, to the knowledge of Proler, threatened by or against any Proler Entity any legal action, claim, arbitration, investigation, or administrative proceeding before any Governmental Entity that could (i) have a Material Adverse Effect on the parties following the Closing; or (ii) enjoin or restrict the right or ability of Proler to perform its obligations under this Agreement and, to the knowledge of Proler, there is no basis for any such claim, litigation, proceeding, or investigation.

            3.1.8 CONTRACTS AND ARRANGEMENTS. SCHEDULE 3.1.8, which is organized by type of agreement, contains a complete and accurate list of all agreements of the following types to which any Proler Entity is a party or by which it is bound and which are material to the Proler Entities (the "Contracts"):

                  (a) any mortgage, note, or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by Proler or Proler's guaranty of any obligation for the borrowing of money;

                  (b) contracts, agreements, purchase orders, or acknowledgment forms for the purchase, sale, lease or other disposition of any Proler Entity's equipment, products, materials, or capital assets, or for the performance of services;

                  (c) contracts or agreements for the joint performance of work or services and all other joint venture agreements;

                  (d) contracts or agreements with agents, brokers, consignees, sales representatives, or distributors relating to the sale of any Proler Entity's products or services;

                  (e) contracts or agreements relating to the employment or compensation of any Proler Entity's officers, directors, or employees, including without limitation any collective bargaining agreements;

                  (f) any other contract, instrument, agreement, or obligation not described in any other section of this Agreement to which any Proler Entity is a party or by which it is bound and which contains material unfulfilled obligations of any Proler Entity.

            3.1.9 REAL PROPERTY; MATERIAL ASSETS.

                  (a) SCHEDULE 3.1.9 contains a list of (i) all real property owned by any Proler Entity and (ii) all other assets owned by any Proler Entity having an original cost of more than $5,000 (together, the "Material Properties and Assets"). Except as set forth in SCHEDULE 3.1.9, each Proler Entity has good and marketable title to all of its respective Material Properties and Assets subject to no encumbrance, lien, charge, or other restriction (including, without limitation, any restriction or transfer) of any kind or character and there is no condition, restriction, or reservation affecting the title to or utility of any of the Material Properties and Assets, other than (i) such imperfections or irregularities of title, encumbrances, claims, liens, charges or other conditions, restrictions or reservations as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (ii) statutory liens securing payments (including taxes) not yet due and (iii) such imperfections or irregularities of title, encumbrances, claims, liens, charges or other conditions, restrictions or reservations as do not have a Material Adverse Effect on the Proler Entities.

                  (b) Except as does not hot have a Material Adverse Effect with regard to buildings and improvements listed on SCHEDULE 3.1.9, (i) there are no structural or nonstructural defects of a material character, (ii) such buildings and improvements are not in violation of the requirements of any Governmental Entity, and all necessary final certificates of occupancy have been issued for such buildings and improvements, (iii) all licenses and permits required by Governmental Entities have been issued for such buildings and improvements and the operations conducted in connection with them, (iv) the current use of the buildings and improvements does not violate such licenses and permits, (v) all such licenses and permits have been paid, and (vi) the remainder of the Material Properties and Assets are in good working order and condition, ordinary wear and tear excepted, and are useable in the ordinary course of business.

            3.1.10 LEASES. SCHEDULE 3.1.10 contains a list of all material leases with terms in excess of one year to which any Proler Entity is a party (the "Leases"). Except as does not have a Material Adverse Effect, each Proler Entity enjoys undisturbed possession to each leasehold interest it holds under the Leases.

            3.1.11  STATUS OF CONTRACTS AND LEASES.

                  (a) Each of the Contracts and Leases is valid, binding, and enforceable by the applicable Proler Entity in accordance with its terms and is in full force and effect, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by principles of equity governing specific performance, injunctive relief or other equitable remedies. There is no existing default or violation by any Proler Entity under any Contract or Lease and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a default of any Proler Entity under any Contract or Lease, except for such defaults as would not have a Material Adverse Effect.

                  (b) Proler is not aware of any default by any other party to any Contract or Lease or of any event which (whether with or without notice, lapse of time, or both) would constitute a default by any other party with respect to obligations of that party under any Contract or Lease, except for such defaults as would not have a Material Adverse Effect.

            3.1.12 COMPLIANCE WITH LAWS. Except for those whose absence would not have a Material Adverse Effect, each Proler Entity possesses all governmental and other licenses, certificates, consents, permits, and other authorizations of Governmental Entities (collectively, "Licenses") legally required to carry on its business as now conducted. No material violation exists in respect of, and no proceeding is pending or to Proler's knowledge threatened to revoke or limit, any such License. Except as disclosed in the Proler SEC Documents, the businesses of the Proler Entities are not being conducted in violation of any laws, rules, regulations, ordinances, codes, judgments, orders, writs, or decrees applicable to its business where such violation would have a Material Adverse Effect. Except as set forth on SCHEDULE 3.1.12 or disclosed in the Proler SEC Documents, there have been no violations of such laws, rules, regulations, ordinances, codes, judgments, orders, writs, and decrees since December 31, 1990 where such violation would have a Material Adverse Effect.

            3.1.13  ENVIRONMENTAL MATTERS.

                  3.1.13.1 DEFINITIONS. As used in this Agreement, "Environmental Law" means any federal, state, or local statute, regulation, or ordinance pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses, or other authorizations or mandates under such laws. "Hazardous Substance" means any hazardous, toxic, radioactive, or infectious substance, material, or waste as defined, listed, or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions. "Contamination" means the existence (actual or reasonably suspected) in the environment of a Hazardous Substance, if the existence or suspected existence of such Hazardous Substance requires any investigatory, remedial, removal, or other response action under any Environmental Law, if such response action legally could be required by any Governmental Entity.

                  3.1.13.2  ENVIRONMENTAL COMPLIANCE.  Except as set forth in
SCHEDULE 3.1.13:

                  (a) Each Proler Entity possesses all material governmental and other Licenses it is required to carry under any Environmental Law for its business as now conducted. No material violation exists in respect of, and no proceeding is pending or threatened to revoke or limit, any such License. Each Proler Entity is operating its business in material compliance with all Environmental Laws. No incident regarding environmental matters has occurred in connection with the business of any Proler Entity that was required to be reported to a Governmental Entity under any Environmental Law that was not so reported, except where the failure to report would not have a Material Adverse Effect.

                  (b) No real property currently or previously owned, leased, or occupied by any Proler Entity is or during Proler's ownership or occupation was used as a hazardous waste treatment, storage, or disposal facility within the meaning of Subtitle C of the Resource Conservation and Recovery Act ("RCRA") or any comparable state Environmental Law. No real property currently owned, leased, or occupied by any Proler Entity and to Proler's knowledge no real property previously owned, leased, or occupied by any Proler Entity is listed on the National Priority List or the Comprehensive Environmental Response, Compensation and Liability Information System list compiled by the Environmental Protection Agency or any comparable listing compiled by any state or local Governmental Entity having jurisdiction over environmental matters.

                  (c) No Proler Entity has received notice from any Governmental Entity or other Person that it has been named as a responsible or potentially responsible party with respect to any site listed on the lists described in paragraph (b) above or that it otherwise is potentially liable for Contamination under any Environmental Law.

                  (d) Except as would not have a Material Adverse Effect, no portion of any property currently owned, leased, or occupied by any Proler Entity is Contaminated. Except as would not have a Material Adverse Effect, with respect to property previously owned, leased, or occupied by any Proler Entity, no Contamination occurred during any Proler Entity's ownership, lease, or occupancy.

            3.1.14  TAX MATTERS.

                  3.1.14.1 RETURNS. Each Proler Entity has filed on a timely basis all federal, state, foreign, and other returns, reports, forms, declarations, and information returns required to be filed by it with respect to Taxes (as defined below) that relate to the business, results of operations, financial condition, properties, or assets of the Proler Entities (collectively, the "Proler Returns") and has paid on a timely basis all Taxes shown to be due on the Proler Returns. Except as detailed on SCHEDULE 3.1.14, no Proler Entity is part of an affiliated group of corporations that files or has the privilege of filing consolidated tax returns pursuant to Section 1501 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar provisions of state, local, or foreign law, and no Proler Entity is a party to any tax-sharing or tax-allocation agreement. No extensions of time have been requested for Proler Returns that have not been filed except as set forth on SCHEDULE 3.1.14. Except as set forth on SCHEDULE 3.1.14, no Proler Entity has received any notice of audit and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Proler Returns filed are complete and accurate in all material respects. Proler has provided Schnitzer with complete and accurate copies of Proler Returns for each of Proler's fiscal years 1991 through 1995 and the Forms 1139 related to any loss or credit or carryback claim for those years.

                  3.1.14.2 TAXES PAID OR RESERVED. The reserves for taxes reflected in the current balance sheet most recently filed as part of a Proler SEC Document are adequate for payment of Taxes in respect of periods ending on or before the Closing Date. All reserves for Taxes have been determined in accordance with generally accepted accounting principles consistently applied throughout the periods involved and with prior periods. All Taxes that any Proler Entity has been required to collect or withhold have been collected or withheld and, to the extent required, have been paid to the proper taxing authority except where the failure to do so would not have a Material Adverse Effect. No Proler Entity has elected to be treated as a consenting corporation pursuant to Section 341(f) of the Code.

                  3.1.14.3 LOSS CARRYFORWARDS; INVESTMENT TAX CREDIT CARRYFORWARDS. SCHEDULE 3.1.14 contains a complete and accurate list of net operating loss ("NOL") carryforwards and investment tax credit ("ITC") carryforwards available to Proler or one or more other Proler Entities for federal income tax purposes that originated in taxable years set forth in
SCHEDULE 3.1.14.

                  3.1.14.4 DEFINITION. As used in this Agreement, the term "Taxes" means all federal, state, local, or foreign taxes, charges, fees, levies, or other assessments, including without limitation all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated severance, stamp, occupation, property, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax.

            3.1.15 EMPLOYEES AND LABOR RELATIONS MATTERS. Except as set forth on SCHEDULE 3.1.15 or as provided in this Agreement:

                  (a) To the knowledge of Proler, no Proler Entity employee or executive designated by Schnitzer as a key employee and listed as such on
      SCHEDULE 3.1.15 has any plans to terminate employment with the Proler Entity that employs him or her;

                  (b) The Proler Entities have complied in all material respects with all labor and employment laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, and the payment of social security and other taxes, except where the failure to comply would not have a Material Adverse Effect;

                  (c) There is no unfair labor practice charge, complaint, representation petition, or other action against any Proler Entity pending or to Proler's knowledge
                                      17

      threatened before the National Labor Relations Board or any other Governmental Entity and no Proler Entity is subject to any order to bargain by the National Labor Relations Board;

                  (d) There is no labor strike, request for representation, slowdown, or work stoppage actually occurring, pending, or to Proler's knowledge threatened against any Proler Entity;

                  (e) To Proler's knowledge no questions concerning representation have been raised or are threatened with respect to employees of any Proler Entity;

                  (f) No grievance that might have a material adverse effect on any Proler Entity and no arbitration proceeding arising out of or under any collective bargaining agreement is pending and to Proler's knowledge no basis exists for any such grievance or arbitration proceeding; and

                  (g) To Proler's knowledge no employee of any Proler Entity is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting, or similar agreements with Persons other than a Proler Entity relating to the present business activities of the Proler Entities.

            3.1.16 EMPLOYEE BENEFITS. SCHEDULE 3.1.16 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization, and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established, maintained, or contributed to by any Proler Entity, and complete and accurate copies of all those plans or arrangements have been provided to Schnitzer. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) established and maintained by Proler Entities that are subject to ERISA are listed separately as ERISA Plans on SCHEDULE 3.1.16 (the "ERISA Plans"). The ERISA Plans (to the knowledge of Proler with respect to the ERISA Plans of the Joint Ventures) comply in all material respects with the applicable requirements of ERISA and any other applicable laws and regulations. With respect to ERISA Plans intended to qualify under Section 401(a) of the Code, each applicable Proler Entity has received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans (to the knowledge of Proler with respect to the ERISA Plans of the Joint Ventures) or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412(a) of the Code exists, or has existed, with respect to any of the ERISA Plans. The present value of all accrued benefits under each of the funded ERISA Plans does not exceed by more than $1,000,000 the value of such ERISA Plan's assets, less all

                                       18

liabilities other than those attributable to accrued benefits. None of the Proler Entities nor a controlled group of corporations of which any Proler Entity is a member have any "potential withdrawal liability," as defined in
Section 4201 of ERISA. None of the ERISA Plans (to the knowledge of Proler with respect to the ERISA Plans of the Joint Ventures), its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code. To the knowledge of Proler, there are not and have not been any excess deferrals or excess contributions under any ERISA Plan that have not been corrected. Each ERISA Plan is and has been operated and administered in all material respects in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. Except as set forth in SCHEDULE 3.1.16, no Proler Entity has any obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to, any plan, agreement, or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement, or a commitment to provide medical benefits to retirees.

            3.1.17 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
SCHEDULE 3.1.17, since July 31, 1996, there has not been:

                  (a) Any event, occurrence, development, or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Effect on the business, results of operations, financial position, assets, or properties of the Proler Entities;

                  (b) Any damage, destruction, or casualty loss, whether insured against or not, to the assets or properties of the Proler Entities that would result in a Material Adverse Effect;

                  (c) Any increase in the rate or terms of compensation payable or to become payable by Proler to its directors, officers, or key employees; any increase in the rate or terms of any bonus, insurance, pension, or other employee benefit plan, payment, or arrangement made to, for or with any such directors, officers, or key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

                  (d) Any amendment to Proler's Certificate of Incorporation or Bylaws or any entry into any material agreement, commitment, or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification, or termination of any existing agreement, commitment, or transaction) by the Proler Entities, except agreements, commitments, or transactions in the ordinary
                                       19

      course of business and consistent with past practices or as expressly contemplated in this Agreement;

                  (e) Any direct or indirect declaration, setting aside, or payment of any dividend or other distribution (whether in cash, stock, property, or any combination thereof) in respect of the common stock of Proler, or any direct or indirect repurchase, redemption, or other acquisition by Proler of any shares of its stock;

                  (f) Any issuance or sale of any stock of Proler (other than issuances pursuant to the exercise of options outstanding on April 30,
      1996) or any issuance or granting of any option, warrant, or right to purchase any stock of Proler (other than options granted under the Proler Stock Plans on or before August 22, 1996) or any commitment to do any of the foregoing;

                  (g) Any conduct of business that is outside the ordinary course of business or not substantially in the manner that the Proler Entities have previously conducted its business;

                  (h) Any material purchase or other acquisition of property by any Proler Entity, any sale, lease, or other disposition of property by any Proler Entity, or any expenditure by any Proler Entity, except in the ordinary course of business;

                  (i) Any incurrence of any noncontract liability which, either singly or in the aggregate is material to the business, results of operations, financial condition, or prospects of the Proler Entities; or

                  (j) Any encumbrance or consent to encumbrance of any material property or assets of the Proler Entities except in the ordinary course of business and except for the types of encumbrances listed in Section 3.1.19.

            3.1.18 UNDISCLOSED LIABILITIES. Except for liabilities or obligations described in the Proler SEC Documents, SCHEDULE 3.1.18, or in another Schedule to this Agreement, neither the Proler Entities nor any of the property of the Proler Entities are subject to any material liability or obligation, whether absolute, contingent, known, or unknown, that was not included or adequately reserved against in the financial statements contained in the Proler SEC Documents.

            3.1.19 INSURANCE. All material property (fire and extended coverage perils), business interruption, public liability, workers' compensation, directors' and officers' liability, and other insurance policies and fidelity and surety bonds of any Proler Entity in Proler's possession are identified on
SCHEDULE 3.1.19(the "Policies"), and all such Policies are currently in full force and effect. Copies of the Policies have been provided to Schnitzer. To Proler's knowledge, there are no disputes with insurers under the Policies, and all premiums due and payable thereto have been paid. To Proler's knowledge, there are no pending or threatened
                                      20

cancellations or nonrenewals or premium increases with respect to any of the Policies, and each Proler Entity is in compliance with all material conditions contained in its Policies.

            3.1.20  INTELLECTUAL PROPERTY.

                  (a) The term "Intellectual Property Assets" means collectively:

                        (i) all registered and unregistered trademarks, service
            marks, and applications (collectively, "Marks");

                        (ii) all patents and patent applications (collectively,
            "Patents");

                        (iii) all copyrights in both published works and
            unpublished works that are material to any Proler Entity's businesses (collectively, "Copyrights"); and

                        (iv) all trade secrets used in the conduct of the
            businesses of the Proler Entities. SCHEDULE 3.1.20 contains a list and summary description of all Marks, Patents and Copyrights.

                  (b) Each Proler Entity owns, has the right to use, sell, license, dispose of, and to bring actions for the misappropriation of all of Intellectual Property Assets, material to the conduct of its business without any conflict with or infringement of the rights of others, free and clear of all liens, charges, encumbrances, or other restrictions of any kind.

                  (c) SCHEDULE 3.1.20 contains a list of all material agreements relating to the Intellectual Property Assets material to the conduct of its business to which any Proler Entity is a party.

                  (d) To Proler's knowledge, no Intellectual Property Asset material to the conduct of business of any Proler Entity is infringed or has been challenged.

                  (e) There is no action, suit, proceeding, judgment, order, or writ pending or to Proler's knowledge, threatened against any Proler Entity contesting the validity, ownership, or right to use, sell, license, dispose of, or to bring actions for the misappropriation of the Intellectual Property Assets material to the conduct of its business.

            3.1.21 GUARANTIES; POWERS OF ATTORNEY. Except as set forth on
SCHEDULE 3.1.21, no Proler Entity is a guarantor or otherwise liable for any liability or material obligation (including without limitation any indebtedness) of any other Person. To Proler's knowledge, there are no outstanding powers of attorney executed on behalf of any Proler Entity.

                                       21

            3.1.22 BROKERS. No broker, investment banker, financial advisor, or other Person, other than J.C. Bradford & Co. and Chase Securities, Inc., the fees and expenses of which will be paid by Proler, is entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Proler. Proler has provided Schnitzer true and correct copies of all agreements between any Proler Entity and each of J.C. Bradford & Co. and Chase Securities, Inc.

            3.1.23 RIGHTS AGREEMENT. Proler has provided Schnitzer with a complete and correct copy of the Rights Agreement, including all amendments and exhibits thereto. The amendment to the Rights Agreement attached to this Agreement as Annex B has been duly authorized by the Board of Directors of Proler and has been duly executed by Proler, and, accordingly, the execution of this Agreement, the announcement or making of the Offer, the acquisition of Shares pursuant to the Offer, and the Merger and the other transactions contemplated in this Agreement will not cause the Rights to become exercisable or result in either Schnitzer or Sub or any of their Affiliates being considered to be an "Acquiring Person" (as defined in the Rights Agreement) or the occurrence of a "Distribution Date", a "Section 11(a)(ii) Event" or a "Section 13 Event" (as such terms are defined in the Rights Agreement).

            3.1.24 STATE TAKEOVER STATUTES AND OTHER TAKEOVER PROVISIONS. The Board of Directors of Proler has approved the Offer, the Merger, and this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, and this Agreement and the transactions contemplated by this Agreement the provisions of Section 203 of the DGCL and the provisions of Article Fifteenth of Proler's Certificate of Incorporation. To the best of Proler's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement, or any of the transactions contemplated by this Agreement.

            3.1.25 DEFERRED COMPENSATION OBLIGATIONS. Proler's aggregate discounted (at 9%) deferred compensation obligations, both vested and unvested, to all current and former employees of any Proler Entity, net of related insurance benefits, is (or, as of the consummation of the Offer and as of the Effective Time, will be) not more than $1,650,000.

            3.1.26 DISCLOSURE. None of representations and warranties made by Proler in this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained therein not misleading. To Proler's knowledge, neither Proler nor any responsible officer or director of Proler has intentionally concealed any fact known by such Person to have a material adverse effect upon the existing or expected financial condition, operating results, assets, customer relations, employee relations, or business prospects of any Proler Entity.

      3.2 SCHNITZER'S REPRESENTATIONS AND WARRANTIES. Schnitzer represents and warrants to Proler as follows:
                                      22

            3.2.1 CORPORATE EXISTENCE AND AUTHORITY. Schnitzer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon. Schnitzer has the full corporate power and authority to enter into this Agreement and carry out its terms. Schnitzer has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Schnitzer and is binding upon and enforceable against Schnitzer in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief, or other equitable remedies.

            3.2.2 CORPORATE EXISTENCE AND AUTHORITY OF SUB. Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Sub has the full corporate power and authority to enter into this Agreement and carry out its terms. Sub has taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Sub and is binding upon and enforceable against Sub in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief, or other equitable remedies. All of the issued and outstanding voting capital stock of Sub is owned by Schnitzer.

            3.2.3 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by Schnitzer and by Sub nor the consummation of the transactions contemplated by this Agreement will:

                  (a) violate or conflict with any provision of Schnitzer's Articles of Incorporation or Bylaws or Sub's certificate of incorporation or bylaws;

                  (b) violate any law, judgment, order, injunction, decree, rule, regulation, or ruling of any Governmental Entity applicable to Schnitzer or Sub, except such as would not have a Material Adverse Effect, individually or in the aggregate;

                  (c) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms conditions or provisions of, result in the loss of any benefit to Schnitzer under, or constitute a default under any agreement, instruction, license, or permit to which Schnitzer or Sub is a party or by which it is bound, except such as would not have a Material Adverse Effect, individually or in the aggregate; or

                  (d) except as to HSR Act (as defined in Section below) compliance, require any notices to or consent of any third party, including without limitation any Governmental Entity.

                                      23

            3.2.4 LEGAL PROCEEDINGS. There is neither pending nor, to the knowledge of Schnitzer or Sub, threatened by or against Schnitzer or Sub any legal action, claim, arbitration, investigation, or administrative proceeding before any Governmental Entity that could enjoin or restrict either Schnitzer's or Sub's right or ability to perform its obligations under this Agreement and, to the knowledge of Schnitzer, there is no basis for any such claim, litigation, proceeding or investigation.

            3.2.5 BROKERS. No broker, investment banker, financial advisor, or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Schnitzer.

            3.2.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Schnitzer or Sub specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 14D-9 will, at the time they are first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Schnitzer or Sub with respect to statements made or information supplied by Proler in writing specifically for inclusion or incorporation by reference therein.

            3.2.7 FINANCIAL CAPABILITY. As of the date hereof, Schnitzer has sufficient financial resources to consummate the transactions contemplated by this Agreement. None of Sub's or Schnitzer's obligations pursuant to this Agreement are subject to Schnitzer's or Sub's obtaining or securing any financing or credit support for the transactions contemplated hereby.

                                   ARTICLE 4

                                   COVENANTS

      4.1 CONTINUATION OF BUSINESS. From and after the execution date of this Agreement until Closing, Proler will use its commercially reasonable best efforts to, and to cause each Proler Entity other than Proler, to: (i) keep the business and organization of each Proler Entity intact until the Closing; and
(ii) carry on the business of each Proler Entity in its usual manner until Closing. Without limiting the generality of the foregoing, except as expressly provided to the contrary in this Agreement or with the prior written consent of Schnitzer, until the Closing, Proler agrees that:

                  (a) Proler will not declare, pay, or set aside for payment any dividend or other distribution of money or property in respect of its capital stock;

                  (b) Proler will not issue any shares of its capital stock (except upon the valid exercise of currently outstanding Options under the Proler Stock Plans), or issue or sell any securities convertible into, or exchangeable for, or options, warrants to

                                      24

      purchase, or rights to subscribe to, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or repurchase, reacquire, cancel, or redeem any such shares;

                  (c) Proler will use its commercially reasonable best efforts to ensure that (i) the assets, property and rights now owned by each Proler Entity will be used, preserved, and maintained, as far as practicable, in the ordinary course of business, to the same extent and in the same condition as said assets, property, and rights are on the date of this Agreement, and no unusual or novel methods of manufacture, purchase, sale, management, or operation of said properties or business or accumulation, disposition, or valuation of inventory will be made or instituted; (ii) no Proler Entity will encumber any of its material assets other than in connection with Proler's credit arrangements with Texas Commerce Bank, N.A. or make any material commitments relating to such assets, property, or business, except in the ordinary course of its business. Proler will use its commercially reasonable best efforts to ensure that each Proler Entity will pay all debts when due in the usual course of business;

                  (d) Proler will, and Proler will use its commercially reasonable best efforts to ensure that each Proler Entity will, comply in all material respects with all statutes, laws, ordinances, rules, and regulations applicable to it in the ordinary course of business;

                  (e) Proler will, and Proler will use its commercially reasonable best efforts to ensure that each Proler Entity will, use its commercially reasonable best efforts to keep or cause to be kept the Policies (or substantial equivalents) in such amounts duly in force until the Closing Date and will give Schnitzer notice of any material change in the Policies;

                  (f) Proler will not incur additional debt (including without limitation obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles), incur or increase any obligation or liability (fixed, contingent, or other, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others) except in the ordinary and usual course of its business and consistent with past practices, forgive or release any material debt or claim, give any waiver of any right of material value, or voluntarily suffer any extraordinary loss;

                  (g) Proler will not make any payment to discharge or satisfy any lien or encumbrance or pay any obligation or liability (fixed or contingent) other than (i) current liabilities (including the current portion of any long-term liabilities) included in the financial statements contained in the Proler SEC Documents and (ii) current liabilities incurred or maturing in the ordinary course of business since the date of the current balance sheet most recently filed as part of a Proler SEC Document or
                                      25

      (iii) payments under its revolving credit facility with Texas Commerce Bank, N.A. made in the ordinary course of business and consistent with past practices;

                  (h) Proler will not, and without prior consultation with Schnitzer Proler will take no action to, cause any Proler Entity to acquire any assets other than assets acquired in the ordinary and usual course of its business and consistent with past practices;

                  (i) Proler will not, and without prior consultation with Schnitzer Proler will take no action to cause any Proler Entity to, purchase or otherwise acquire, or agree to purchase or otherwise acquire, any debt or equity securities of any Person other than equity securities issued by a money market fund registered as an investment company under the Investment Company Act of 1940;

                  (j) Proler will not, and without prior consultation with Schnitzer Proler will take no action to cause any Proler Entity to, enter into any transaction or contract or make any commitment to do the same, except (i) as set forth on SCHEDULE 4.1, or (ii) in the ordinary and usual course of business and not requiring the payment in any case of an amount in excess of $25,000 annually;

                  (k) Except as set forth on SCHEDULE 4.1, Proler will not, and without prior consultation with Schnitzer Proler will take no action to cause any Proler Entity to, increase the wages, salaries, compensation, pension, or other benefits payable, or to become payable by it, to any of its officers, employees, or agents, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the execution date of this Agreement or otherwise in the ordinary and usual course of its business;

                  (l) Proler will not, and without prior consultation with Schnitzer Proler will take no action to cause any Proler Entity to, implement or agree to any implementation of or amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation, or any other employee benefit plan or arrangement;

                  (m) Proler will not, and without prior consultation with Schnitzer Proler will take no action to cause any Proler Entity to, change its accounting methods, policies or practices;

                  (n) When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any Contract to which any Proler Entity is a party or by which it is bound, Proler will use its commercially reasonable best efforts to, and to cause any affected Proler Entity to use its commercially

                                       26

      reasonable best efforts to, obtain such consent on terms and conditions not materially less favorable than those in effect on the execution date of this Agreement;

                  (o) Proler will, and will use its commercially reasonable best efforts to cause each Proler Entity to, maintain its books and records in accordance with past practices;

                  (p) Proler will, and will use its commercially reasonable best efforts to cause each Proler Entity to, pay and discharge all taxes, assessments, governmental charges, and levies imposed upon it, its income or profits, or upon any property belonging to it, in all cases before the date on which penalties attach thereto; and

                  (q) Proler will not amend its Certificate of Incorporation or Bylaws.

      4.2   NO SOLICITATION.

            4.2.1 Proler and its officers, directors, employees, representatives, and agents will immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as defined below). Unless this Agreement has been terminated in accordance with its terms, and provided that neither Schnitzer nor Sub is in material violation of this Agreement, Proler will not authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or any subsidiary to (i) solicit, initiate, or encourage (including by way of furnishing non-public information about the Proler Entities), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that, if at any time before the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of Proler determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to Proler's stockholders under applicable law, Proler may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section , (x) furnish information with respect to Proler to any Person pursuant to a confidentiality agreement in substantially the same form entered into between Proler and Schnitzer and (y) participate in discussions and negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of Proler or any other Proler Entity or any investment banker, financial advisor, attorney, accountant, or other representative of Proler or any other Proler Entity will be deemed to be a breach of this Section by Proler. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal, or offer from any Person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of Proler or any other Proler Entity or of over 20 percent of any class of equity securities of Proler or any other Proler Entity, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20 percent or more of any class of equity securities of Proler or any other Proler Entity, any merger, consolidation, business combination, sale of substantially

                                      27

all the assets, recapitalization, liquidation, dissolution or similar transaction involving Proler or any other Proler Entity, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent, or materially delay the Offer or the Merger or that could reasonably be expected to dilute materially the benefits to Schnitzer of the transactions contemplated by this Agreement.

            4.2.2 Except as set forth in this Section , and unless this Agreement has been terminated in accordance with its terms, and provided that neither Schnitzer nor Sub is in material violation of this Agreement, neither the Board of Directors of Proler nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Schnitzer, the approval or recommendation by such Board of Directors or such committee of the Offer, this Agreement, or the Merger; (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal; or (iii) cause Proler to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that before the time of acceptance for payment of Shares in the Offer the Board of Directors of Proler determines in good faith, after consultation with counsel, that it is necessary to do so in order to comply with its fiduciary duties to Proler's stockholders under applicable law, the Board of Directors of Proler may withdraw or modify its approval or recommendation of the Offer, this Agreement, and the Merger, approve or recommend a Superior Proposal (as defined below), or cause Proler to enter into an agreement with respect to a Superior Proposal, but in each case only at a time that is after the second business day following Schnitzer's receipt of written notice (a "Notice of Superior Proposal") advising Schnitzer that the Board of Directors of Proler has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. In addition, if Proler proposes to enter into an agreement with respect to any Takeover Proposal, it will concurrently with entering into such an agreement pay, or cause to be paid, to Schnitzer the Expenses and the Termination Fee (as such terms are defined in Section ). For purposes of this Agreement, a "Superior Proposal" means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50 percent of the shares of Proler Common Stock then outstanding or all or substantially all the assets of Proler and otherwise on terms which the Board of Directors of Proler determines in its good faith judgment (after consultation with J.C. Bradford & Co. or another financial advisor of nationally recognized reputation) to be more favorable to Proler's stockholders than the Offer and the Merger.

            4.2.3 In addition to the obligations of Proler set forth in Sections
4.2.1 and 4.2.3, Proler will immediately advise Schnitzer orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or that could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal, or inquiry and the identity of the Person making such request, Takeover Proposal, or inquiry. Proler will keep Schnitzer fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

                                       28

            4.2.4 Nothing contained in Section will prohibit Proler from making any disclosure to Proler's stockholders if, in the opinion of the Board of Directors of Proler, after consultation with counsel, failure so to disclose would be inconsistent with its fiduciary duties to Proler's stockholders under applicable law; PROVIDED, HOWEVER, neither Proler nor its Board of Directors nor any committee thereof will (except as permitted by Section ), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

      4.3 DUE DILIGENCE. For the period up to and including the Closing Date, Proler will provide, and cause each Proler Entity other than Proler to provide, to Schnitzer and its authorized agents access to all of each Proler Entity's physical assets, facilities, financial information, production records, contracts and other corporate records and documents as Schnitzer deems necessary to conduct its due diligence into each Proler Entity's business operations. Schnitzer will have reasonable access during normal working hours to all Proler Entity's premises, properties, and facilities and will be allowed to meet with each Proler Entity's management personnel, employees, and any outside consultants of the Proler Entities, including without limitation auditors and accountants, investment and other bankers, tax and financial advisors, and environmental consultants. No later than 10 days after the execution date of this Agreement, Proler will provide to Schnitzer copies of all documents listed or referred to in any Schedule to this Agreement. In addition, Proler will exercise its best efforts to make available to Schnitzer any items and materials reasonably requested by Schnitzer in connection with its due diligence efforts. No investigation by Schnitzer or any of its authorized representatives pursuant to this Section will effect any representation, warranty, or closing condition of any party to this Agreement.

      4.4 HART SCOTT RODINO. Each of Proler and Schnitzer will within five days after executing this Agreement prepare and file with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") the premerger notification form required under the Hart Scott Rodino Antitrust Improvements Act (the "HSR Act") and a request for early termination of the waiting period. The parties will further (i) discuss with each other any comments the reviewing party may have; (ii) cooperate with each other in connection with such filings, which cooperation will include, but not be limited to, furnishing the other with such information or documents as may be reasonably required in connection with such filings; (iii) promptly file after any request by the FTC or the DOJ any appropriate information or documents so requested by the FTC or the DOJ; and
(iv) notify each other of any other communications with the FTC or the DOJ that relate to the transactions contemplated by this Agreement and, to the extent appropriate, permit the other to participate in any conferences with the FTC or the DOJ. The parties will use best efforts to accelerate and obtain HSR Act clearance. Each of Proler and Schnitzer will pay its own expenses in connection with the preparation of the premerger notification form. The parties will each pay one-half of the filing fee required by the HSR Act and one-half of the fees of any experts or advisers mutually retained to assist the parties to obtain HSR Act clearance.
                                       29

      4.5 OTHER GOVERNMENT CONSENTS. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate Governmental Entities any requests for approval or waiver (in addition to those specifically described above), if any, that are required from Governmental Entities in connection with the transactions contemplated by this Agreement, and the parties will diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

      4.6 COMMERCIALLY REASONABLE BEST EFFORTS; NO INCONSISTENT ACTION. Subject to the terms and conditions hereof, and to the fiduciary duties of the Proler Board under applicable law as advised by counsel, each party will use its commercially reasonable best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the opposing parties set forth in Article of this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this Section will limit the rights of the parties under Article of this Agreement.

      4.7 CHANGED CIRCUMSTANCES. Each of Proler and Schnitzer will notify the other party promptly of any fact or occurrence between the date of this Agreement and the Closing Date of which it becomes aware which makes any of its (or its subsidiary's) representations contained in this Agreement untrue or causes any breach of its (or its subsidiary's) obligations under this Agreement.

      4.8   FEES AND EXPENSES.

            4.8.1 Except as provided below in Section , all fees and expenses incurred in connection with the Offer and Merger, this Agreement, and the transactions contemplated by this Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

            4.8.2 Proler will pay, or cause to be paid, in same day funds to Schnitzer the sum of (i) Schnitzer's Expenses (as defined below) up to a maximum amount of $1,000,000 and (ii) $2,000,000 (the "Termination Fee") upon demand if
(x) Schnitzer terminates this Agreement under Section ; or (y) Proler terminates this Agreement pursuant to Section . In addition, Proler will pay, or cause to be paid, in same day funds to Schnitzer, Schnitzer's Expenses (to the extent not otherwise payable pursuant to the preceding sentence) up to a maximum amount of $1,000,000 upon demand if (A) the Offer is not consummated solely by reason of the nonsatisfaction of one of the Offer Conditions set forth in Section 2 of Annex A and (B) it was within the power of Proler by its action or inaction to avoid the nonsatisfaction of such Offer Condition and (C) the Agreement was not terminated by Proler pursuant to Section and (D) within twelve (12) months after termination of this Agreement Proler consummates (or enters into a definitive agreement with respect to and subsequently consummates) a Takeover Proposal that was made before the termination of this Agreement. "Expenses" means documented out-of-pocket fees and expenses incurred or paid by or on behalf

                                       30

of Schnitzer in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including without limitation all HSR Act filing fees, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants, and other consultants to Schnitzer.

      4.9 RIGHTS AGREEMENT. Except as provided in Section , Proler will not redeem the Rights or amend (other than to delay the Distribution Date (as defined in the Rights Agreement) or to render the Rights inapplicable to the Merger) or terminate the Rights Agreement before the Effective Time unless required to do so by order of a court of competent jurisdiction.

      4.10 PRESS RELEASES. No press releases or other public announcements concerning the transactions contemplated by this Agreement may be made by any of the parties without the prior written consent of each of the other parties, which consent will not be unreasonably withheld; PROVIDED, HOWEVER, that nothing in this provision will prevent a party from making such releases or announcements as are necessary for a party to satisfy its legal obligations or the requirements of the New York Stock Exchange or NASDAQ NMS, but in any such case the affected party will promptly notify the other parties.

      4.11  INDEMNIFICATION AND INSURANCE.

            4.11.1 After the Effective Time, Proler will (and Schnitzer will as long as it controls Proler) indemnify and hold harmless each of the current directors of Proler (the "Indemnified Parties") in their capacities as directors or officers to the full extent provided in Proler's Certificate of Incorporation and Bylaws.

            4.11.2 Proler will not amend, and Schnitzer will not (as long as it controls Proler) authorize or permit the amendment of, provisions of Proler's Certificate of Incorporation or Bylaws providing for indemnification (as in effect as of the date of this Agreement) in any manner adverse to the Indemnified Parties for a period of six (6) years from and after the date of this Agreement; provided, however, that such indemnification is subject to any limitation imposed from time to time under applicable law.

            4.11.3 For six (6) years after the Closing, Proler will (and for so long as it controls Proler, Schnitzer will cause Proler to) maintain policies of officers' and directors' liability insurance maintained by Proler as of the date of this Agreement (provided that Proler may substitute therefor policies of at least the same coverage containing terms and conditions substantially equivalent) with respect to the acts or omissions occurring before the Closing, including but not limited to the transactions contemplated by this Agreement, covering each of the Indemnified Parties currently covered by Proler's officers' and directors' liability insurance policy, or who become covered by such policy before the Closing.

            4.11.4 Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law or by Proler's Certificate of Incorporation or
                                       31

Bylaws will be made by legal counsel reasonably acceptable to such Indemnified Party and Schnitzer, retained at Proler's expense.

            4.11.5 In the event any Indemnified Party is or becomes involved in any capacity in any action, proceeding, or investigation for which he has a claim for indemnification against Proler (including, without limitation, the transactions contemplated by this Agreement), Proler will, and Schnitzer will (as long as it controls Proler) cause Proler to, pay as incurred such Indemnified Party's legal and other expenses actually and reasonably incurred in connection therewith upon receipt of an understanding by or on behalf of such Indemnified Party to repay such amount if it is ultimately determined that he is not entitled to be indemnified by Proler.

            4.11.6 The obligations pursuant to this Section will survive the Merger and will continue in full force and effect for a period of six (6) years from the Effective Time, provided that as to any claim for indemnification asserted pursuant to this Section during such six-year period, such obligations will remain in full force and effect until the final disposition of such claim.

            4.11.7 This Section is intended to benefit the Indemnified Parties, their heirs, executors, and personal representatives and is binding on successors and assigns of Sub, Schnitzer and Proler.

                                   ARTICLE 5

                    CONDITIONS TO THE PARTIES' OBLIGATIONS
                           TO CONSUMMATE THE MERGER

      5.1 MUTUAL CONDITIONS. The obligations of each party to consummate the Merger are subject to the following conditions:

            5.1.1 GOVERNMENTAL AUTHORIZATIONS. Each of the parties will have obtained all authorizations, consents, and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement, in a form satisfactory to each of Proler, Sub, and Schnitzer in its reasonable discretion, and the waiting period under the HSR Act will have expired or been terminated early.

            5.1.2 PROLER STOCKHOLDER APPROVAL. If necessary to approve the Merger under applicable law, at a duly called and held Stockholders' Meeting, acting in accordance with applicable provisions of DGCL and the Certificate of Incorporation and Bylaws of Proler, the holders of at least a majority of the issued and outstanding Shares of Proler Common Stock will have given Stockholder Approval.

            5.1.3 NO PROHIBITIONS. There has not been promulgated or issued a law, statute, rule, regulation, decree, order, injunction or ruling by any Governmental Entity that remains in effect and prohibits, restrains, enjoins or restricts the consummation of the Merger.

                                       32

            5.1.4 NO SUITS. No action, suit or other proceeding has been overtly threatened or is pending against any party to this Agreement to prohibit, restrain, enjoin, restrict or otherwise prevent the consummation of the transactions contemplated by this Agreement.

            5.1.5 CONSUMMATION OF OFFER. Sub has purchased Shares pursuant to the Offer; PROVIDED that this condition will be deemed satisfied if Sub fails to purchase Shares pursuant to the Offer in violation of the terms of this Agreement.

                                   ARTICLE 6

                                  TERMINATION

      6.1 TERMINATION BY SCHNITZER AND/OR PROLER. This Agreement may be terminated without further liability at any time before the Closing Date:

            6.1.1 MUTUAL CONSENT. By mutual consent of Schnitzer, Sub, and Proler; or

            6.1.2 DELAY IN HSR CLEARANCE. By either Schnitzer or Proler, if clearance under the HSR Act is not received within 120 days after the filing of the premerger notification and report form.

            6.1.3 INJUNCTION OR RESTRAINT. By either Schnitzer or Proler, if any Governmental Entity has promulgated or issued a law, statute, rule, regulation, decree, order, injunction, or ruling or taken any other action prohibiting, restraining, enjoining, restricting or otherwise prohibiting the Offer or the Merger that has become final and nonappealable.

            6.1.4 FAILURE OF OFFER. By Schnitzer or Proler if the Offer is terminated or expires in accordance with its terms as the result of the failure of any of the Offer Conditions without Sub having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate under this Section is not available to any party whose failure to perform any of its covenants or agreements under this Agreement results in the failure of any condition.

      6.2 TERMINATION BY SCHNITZER. Schnitzer, if not then in default, may terminate this Agreement at any time before the Closing Date upon written notice to Proler of the occurrence of any of the following:

            6.2.1 BREACH BY PROLER. If Proler breaches in any material respect any of its representations or warranties or defaults in the observance or performance of any of its covenants or agreements under this Agreement, except for breaches or defaults which, individually or in the aggregate, would not have a Material Adverse Effect with respect to Proler or Schnitzer or materially impair the ability of the parties to consummate the transactions contemplated by this Agreement.
                                       33

            6.2.2 WITHDRAWAL OF PROLER BOARD APPROVAL. If (i) the Board of Directors of Proler or any committee thereof has withdrawn or modified in a manner adverse to Schnitzer or Sub its approval or recommendation of the Merger or this Agreement, or approved or recommended any Takeover Proposal, or (ii) Proler has entered into a definitive agreement with respect to any Superior Proposal in accordance with Section of this Agreement.

      6.3 TERMINATION BY PROLER. Proler, if not then in default, may terminate this Agreement at any time before the Closing Date upon written notice to Schnitzer of the occurrence of any of the following:

            6.3.1 BREACH BY SCHNITZER. A breach by Schnitzer in any material respect of any of its representations or warranties or a default in the observance or performance of any of its covenants or agreements under this Agreement, except for breaches or defaults which, individually or in the aggregate, would not have a Material Adverse Effect with respect to Proler or Schnitzer or materially impair the ability of the parties to consummate the transactions contemplated by this Agreement.

            6.3.2 PERMITTED TAKEOVER AGREEMENT. In connection with Proler entering into a definitive agreement in accordance with Section , PROVIDED it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses and the Termination Fee.

      6.4 PROCEDURE; EFFECT OF TERMINATION. If either Schnitzer or Proler elects to terminate this Agreement pursuant to this Article , the terminating party will promptly give written notice thereof to the other party. In the event of termination pursuant to this Article , the parties will be released from all liabilities and obligations under this Agreement, other than the obligations under Section and liability for damages to the extent arising from a breach of this Agreement before termination. The Confidentiality Agreement dated June 11, 1996 between Proler and Schnitzer (the "Confidentiality Agreement") is and will remain until the Effective Time in full force and effect and will survive any termination of this Agreement.

                                   ARTICLE 7

                              GENERAL PROVISIONS

      7.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section will not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time of the Merger.

      7.2 FURTHER ACTION. Proler, Sub, and Schnitzer will execute any documents and take any additional action reasonably required to fully implement this Agreement.
                                       34

      7.3 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding among Proler, Sub, and Schnitzer regarding the subject matter hereof and thereof and supersede and replace all prior or contemporaneous negotiations, representations, or agreements, written or oral.

      7.4 ASSIGNMENT. This Agreement may not be assigned by any party without the prior written consent of each of Proler and Schnitzer, which consent will not unreasonably be withheld.

      7.5 BINDING EFFECT; NO THIRD PARTY BENEFIT. This Agreement will inure to the benefit of and be binding upon each of the parties and their respective successors and assigns, subject to the restrictions on assignment contained in Section . Nothing express or implied in this Agreement is intended or will be construed to confer upon or give to any Person other than the parties to this Agreement any rights or remedies under or by reason of this Agreement or any transaction contemplated by it, except with respect to Section .

      7.6 WAIVER. Failure of any party at any time to require performance of any provision of this Agreement will not limit such party's right to enforce such provision, nor will any waiver of any breach of any provision of this Agreement constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself. Any waiver of any provision of this Agreement will be effective only if set forth in writing and signed by the party to be bound.

      7.7 GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the state of Delaware.

      7.8 SEVERABILITY. If any term or provision of this Agreement or the application thereof to any Person or circumstance is to any extent held to be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby, and each term or provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

      7.9 TIME OF ESSENCE. Proler, Sub, and Schnitzer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation, and provision of this Agreement.

      7.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument, binding on the parties. If this Agreement is executed in counterparts, each party will transmit by facsimile a copy of the signed counterpart upon execution and will cause an executed original counterpart to be transmitted by courier service to the other parties.

      7.11 AMENDMENTS. This Agreement may not be modified or amended except by the written agreement of Proler, Sub, and Schnitzer. This Agreement may not be terminated other
                                       35

than pursuant to Article except by the written agreement of Proler, Sub, and Schnitzer. A party may waive one or more of its rights under this Agreement only in a written instrument signed by the party.

      7.12 AUTHORITY. The person executing this Agreement on behalf of each party warrants that she/he has the authority to execute this Agreement and to so bind that party as provided in this Agreement.

      7.13 NOTICES. All notices or other communications required or permitted under this Agreement must be in writing and must be personally delivered, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by facsimile. Any notice, if mailed, will be deemed given when received; any notice, if transmitted by facsimile, will be deemed given when transmitted and electronically confirmed. Notices will be given to the following Persons:

      To Schnitzer:        Schnitzer Steel Industries, Inc.
                           3200 NW Yeon Avenue
                           Portland, OR  97210
                           Attention:  Robert W. Philip
                           Facsimile No.:  (503) 323-2793

      With a copy to:      The Schnitzer Group
                           3200 NW Yeon Avenue
                           Portland, OR  97210
                           Attention:  Anton U. Pardini
                           Facsimile No.:  (503) 299-2277

      To Proler:           Proler International Corp.
                           4265 San Felipe, Suite 900
                           Houston, TX  77027
                           Attention:  Bruce W. Wilkinson
                           Facsimile No.:  (713) 627-2737

      With a copy to:      Kathleen M. Kopp
                           Mayor, Day, Caldwell & Keeton, L.L.P.
                           700 Louisiana, Suite 1900
                           Houston, TX  77002
                           Facsimile No.:  (713) 225-7047

                                    ARTICLE 8

                          DEFINITIONS

      The following terms are defined in this Agreement in the sections identified below:

          TERM                             DEFINITION SECTION

     "1988 Plan"                                  2.8

     "1994 Plan"                                  2.8

     "Agreement"                                  Preamble

     "Certificate of Merger"                      2.4

     "Certificates"                               2.7.2.2

     "Closing" and "Closing Date"                 2.9

     "Code"                                       3.1.14

     "Confidentiality Agreement"                  6.4

     "Contamination"                              3.1.13.1

     "Contracts"                                  3.1.8

     "Copyrights"                                 3.1.20

     "DGCL"                                       Recitals

     "Dissenting Stockholder"                     2.7.1.4

     "Dissenting Shares"                          2.7.1.4

     "DOJ"                                        4.4

     "Effective Time"                             2.4

     "Environmental Law"                          3.1.13.1

     "ERISA"                                      3.1.16

     "ERISA Plans"                                3.1.16

     "Exchange Act"                               1.1(a)

     "Expenses"                                   4.8.2

     "Expiration Date"                            1.1(d)

     "FTC"                                        4.4

     "Governmental Entity"                        3.1.2(b)

     "Hazardous Substance"                        3.1.13.1

     "HSR Act"                                    4.4

     "ITC"                                        3.1.14.3

     "Indemnified Parties"                        4.11.1

     "Information Statement"                      3.1.6

     "Intellectual Property Assets"               3.1.20

     "Leases"                                     3.1.10

     "Licenses"                                   3.1.12

     "Marks"                                      3.1.20

     "Material Adverse Effect"                    Introduction to Article 3

     "Material Properties and Assets"             3.1.9

     "Merger"                                     Recitals

     "Merger Consideration"                       2.7.1.3

     "NOL"                                        3.1.14.3

     "Notice of Superior Proposal"                4.2.2

   "Offer"                                      Recitals

     "Offer Conditions"                           1.1(a)

     "Offer Documents"                            1.1(c)

     "Offer Price"                                1.1(a)

     "Patents"                                    3.1.20

     "Paying Agent"                               2.7.2.1

     "Person"                                     2.7.2.4

     "Policies"                                   3.1.19

     "Proler"                                     Preamble

     "Proler Board"                               1.2(a)

     "Proler Entity," "Proler Entities"           Introduction to Article 3

     "Proler Returns"                             3.1.14

     "Proler SEC Documents"                       3.1.5

     "Proler Stock Plans"                         3.1.3

     "Proxy Statement"                            2.2(b)

     "RCRA"                                       3.1.13.2(b)

     "Rights"                                     Recitals

     "Rights Agreement"                           Recitals

     "Schedule 14D-1"                             1.1(c)

     "Schedule 14D-9"                             1.2(a)

     "Schnitzer"                                  Preamble

     "SEC"                                        1.1(c)

     "Securities Act"                             3.1.5

     "Share," "Shares"                            2.7.1

     "Stockholder Approval"                       2.2(a)

     "Stockholders' Meeting"                      2.2(a)

     "Sub"                                        Preamble

     "Superior Proposal"                          4.2.2

     "Surviving Corporation"                      2.5

     "Taxes"                                      3.1.14.4

     "Takeover Proposal"                          4.2.1

     "Tendered Shares"                            1.1(d)

     "Termination Fee"                            4.8.2
                                      40

      IN WITNESS WHEREOF, the parties have executed this Agreement, effective the day and year first written above.


SCHNITZER STEEL                     PROLER INTERNATIONAL CORP.
INDUSTRIES, INC.

By:/s/ ROBERT W. PHILIP                  By:/s/ Herman Proler
     (Signature)                               (Signature)

Name:  Robert W. Philip             Name:  Herman Proler
Title: President                    Title: Chairman of the Board


PIC ACQUISITION CORPORATION



By:/s/ ROBERT W. PHILIP
     (Signature)

Name:  Robert W. Philip
Title: President
                                      41

                                    ANNEX A

                               OFFER CONDITIONS

      1. DEFINED TERMS. Unless otherwise defined in this Annex A, capitalized terms that appear in this Annex A to the Agreement and Plan of Merger among Schnitzer Steel Industries, Inc., Proler International Corp., and PIC Acquisition Corporation have the meanings assigned in the Agreement.

      2. OFFER CONDITIONS. Notwithstanding any other provision of the Offer, the obligation of Sub to accept for payment, and pay for, any Tendered Shares will be subject only to the conditions (the "Offer Conditions," any or all of which (except for (i) and (ii)) may be waived by Sub, in whole or in part, at any time and from time to time) that:

      (i)   this Agreement has not been terminated;

      (ii) the number of validly Tendered Shares immediately before the Expiration Date that have not been withdrawn, when added to the Shares already owned by Schnitzer or Sub, constitutes a majority of the then-outstanding Shares (determined on a fully diluted basis);

      (iii) there has not occurred (v) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the U.S. over-the-counter market, (w) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States, (x) any material limitation (whether or not mandatory) imposed by any governmental authority on the extension of credit by banks or other financial institutions in the United States, (y) commencement of war or armed hostilities between the United States and any foreign power or any insurrection or armed conflict involving the United States which makes it impracticable to conclude the acquisition of Proler, or (z) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

      (iv) the applicable waiting period under the HSR Act has expired or been terminated before the Expiration Date;

      (v) no statute, rule, regulation, judgment, order, decree, ruling, injunction or other action has been entered, promulgated or enforced by any Governmental Entity, and no action, proceeding or claim by any Governmental Entity that has a reasonable likelihood of success has been instituted, that purports, seeks, or threatens to (x) challenge, prohibit, restrain, enjoin or restrict in a material manner the purchase and sale of any Tendered Shares or the consummation of the Merger as contemplated by this Agreement, (y) impose material adverse terms or conditions (not set forth herein) upon the purchase and sale of any Tendered


                               ANNEX A - Page 1

            Shares or the consummation of the Merger as contemplated by this Agreement, (z) prohibit or materially limit or seek to prohibit or materially limit the ownership or operation by Schnitzer or Sub of all or a material portion of the business or assets of Proler and its subsidiaries, taken as a whole, or compel or seek to compel Schnitzer or Sub to dispose of or to hold separate all or a material portion of the business or assets of Proler and its subsidiaries, taken as a whole;

      (vi) except as to matters disclosed in the Proler SEC Documents or included in the Schedules to this Agreement, there has been no change resulting in a Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Effect) to Proler;

      (vii) (x) neither the Board of Directors of Proler nor any committee thereof has withdrawn or modified in a manner adverse to Schnitzer or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal and
            (y) Proler has not entered into any agreement with respect to any Superior Proposal in accordance with Section of this Agreement;

      (viii)all representations and warranties of Proler are true and correct, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement, except (x) for those representations and warranties which address matters only as of a particular date (which must remain true and correct as of such date) and (y) for breaches of representations and warranties which, individually or in the aggregate, would not have a Material Adverse Effect with respect to Proler or Schnitzer or materially impair the ability of the parties to consummate the transactions contemplated by this Agreement;

      (ix) Proler has not failed to perform any obligation or to comply with any agreement or covenant of Proler to be performed or complied with by it under this Agreement prior to consummation of the Offer, except for such nonperformance or failure of compliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to Proler or Schnitzer or materially impair the ability of the parties to consummate the transactions contemplated by this Agreement.

Schnitzer and Sub will not be required to consummate the Offer in the event any of the foregoing conditions have not been satisfied, and such failure, in the reasonable judgment of Schnitzer and Sub, in any case and regardless of the circumstances (other than a breach by Schnitzer or Sub of the Agreement) causing the failure of such condition(s) makes it inadvisable to proceed with the Offer or its consummation.

                               ANNEX A - Page 2

                                    ANNEX B

                         AMENDMENT TO RIGHTS AGREEMENT

      THIS AMENDMENT, dated as of September 15, 1996, is between PROLER INTERNATIONAL CORP., a Delaware corporation (the "Company"), and KEYCORP SHAREHOLDER SERVICES, INC. (the "Rights Agent").

                                   RECITALS

      A. Proler and the Rights Agent are parties to a Rights Agreement dated as of February 28, 1996 (the "Rights Agreement").

      B. Schnitzer Steel Industries, Inc., an Oregon corporation ("Schnitzer), PIC Acquisition Corporation, a Delaware corporation ("Sub"), and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub will commence an offer (the "Offer") to purchase all outstanding shares of common stock of the Company and, following consummation of the amended offer, the Company will merge with and into Sub (the "Merger"). The Board of Directors of the Company has approved the Merger Agreement, the Offer and the Merger.

      C. Pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

      Accordingly, the parties agree as follows:

      1. AMENDMENT OF SECTION 1(A). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof

      "Notwithstanding anything in this Rights Agreement to the contrary, neither Schnitzer nor Sub shall be deemed to be an Acquiring Person solely by virtue of (i) the announcement or making of the Offer (as defined in the Merger Agreement), (ii) the acquisition of Common Stock pursuant to the Offer and the Merger (as defined in the Merger Agreement), (iii) the execution of the Merger Agreement or (iv) the consummation of the other transactions contemplated in the Merger Agreement."

       2. ADDITIONS TO SECTION 1.  The following subsections are added to
Section 1 of the Rights Agreement:

                               ANNEX B - Page 1

      "(p) 'Merger Agreement' shall mean the Agreement and Plan of Merger dated as of September 15, 1996, among Schnitzer, Sub and the Company, as amended from time to time.

      (q) 'Schnitzer' shall mean Schnitzer Steel Industries Inc., an Oregon corporation."

      (r) 'Sub' shall mean PIC Acquisition Corporation, a Delaware corporation, which is a wholly owned subsidiary of Schnitzer, or any other subsidiary of Schnitzer that is substituted for Sub pursuant to the Merger Agreement."

      3. AMENDMENT OF SECTION 3(A). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof

      "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the announcement or making of the Offer, (ii) the acquisition of Common Stock pursuant to the Offer and the Merger, (iii) the execution of the Merger Agreement or (iv) the other transactions contemplated in the Merger Agreement."

       4. AMENDMENT OF SECTION 11(A)(II)(B). Section 11(a)(ii)(B) of the Rights Agreement is amended and restated to read as follows:

      "(B) any Person (other than the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary organized, appointed or established by the Company for or pursuant to the terms of any such plan) alone or together with its Affiliates and Associates, shall at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 30% or more of the shares of Common Stock then outstanding, unless the event causing the 30% threshold to be crossed is a transaction set forth in SECTION 13(a) hereof, is an acquisition of shares of Common Stock pursuant to the Offer and the Merger, or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer, made in the manner prescribed in Section 14(d) of the Exchange Act, for all outstanding shares of Common Stock (other than shares held by such Person and its Affiliates) that is, by its terms, held open for not less than 60 days and either (1) is at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company, or who are not nominees, representatives, Affiliates or Associates of the Person making such offer, after receiving advice from one or more investment banking firms, to be (a) at a price that is fair to the stockholders (taking into account all factors which the Board of Directors of the Company deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders,
                            ANNEX B - Page 2

      or (2) is for cash and (i) causes such Person, together with all Affiliates and Associates of such Person, to be the Beneficial Owner of 80% or more of the Common Stock then outstanding and (ii) is followed, within 90 days, by the completion of a merger or other business combination in which all remaining stockholders of the Company (other than the Person making such offer) receive cash consideration in a per share amount at least equal to the highest per share amount paid in connection with such offer; or"

       5. AMENDMENT OF SECTION 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

       "Notwithstanding anything in this Rights Agreement to the contrary, (i) the announcement or making of the Offer, (ii) the acquisition of Common Stock pursuant to the Offer and the Merger, (iii) the execution of the Merger Agreement or (iv) the consummation of the other transactions contemplated in the Merger Agreement shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with Section 13."

       6. EFFECTIVENESS. This Amendment shall be deemed effective as of September 15, 1996 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

      7. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

                               ANNEX B - Page 3

      EXECUTED as of the date set forth above.


Attest:                             PROLER INTERNATIONAL CORP.

Name:                               Name:
Title:                              Title:


Attest:                             KEYCORP SHAREHOLDER SERVICES, INC.



Name:                               Name:
Title:                              Title:

                               ANNEX B - Page 4